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                                                                     Exhibit 8.1

                                                                  (614) 464-6400


                               _____________, 1998



Second Bancorp Incorporated                     Trumbull Financial Corporation
108 Main Street, S.W.                           105 High Street, N.E.
P.O. Box 1311                                   Warren, Ohio 44481
Warren, Ohio  44482                             Attention: P. Scott Carson
Attention:  Christopher Stanitz, Esq.

Ladies and Gentlemen:

         We have acted as special counsel to Second Bancorp Incorporated ("Second Bancorp"), an Ohio corporation, in connection with the transactions described in the Agreement and Plan of Merger dated as of May 4, 1998 (the "Agreement") by and between Second Bancorp and Trumbull Financial Corporation ("Trumbull"), an Ohio corporation. As a condition to the closing of the merger, under the laws of the State of Ohio, by and between Trumbull and Second Bancorp pursuant to the terms of the Agreement (the "Merger"), you have requested our opinion regarding certain of the federal income tax consequences of the Merger.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the Second Bancorp Incorporated Officer's Certificate dated as of _________, 1998, and (iii) the Trumbull Financial Corporation Officer's Certificate dated as of ________, 1998.

         In connection with our review of the Agreement and the officers' certificates described above (collectively, the "Officers' Certificates"), we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

         The Agreement provides that the Merger will constitute a merger, under the laws of the State of Ohio, of Trumbull with and into Second Bancorp. Second Bancorp will be the surviving corporation, and the separate corporate existence of Trumbull will cease. After the Merger, Trumbull Savings and Loan Company, an Ohio-chartered savings bank wholly owned by Trumbull, will merge with and into The Second National Bank of Warren ("Second National"), a



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national banking association wholly owned by Second Bancorp. Second National will continue the banking business of Trumbull Savings and Loan Company.

         As of May 4, 1998 (the "Agreement Date"), the authorized capital stock of Second Bancorp consisted of 20,000,000 shares of common stock, no par value ("Second Bancorp Common"), of which 6,837,689 shares were issued and outstanding. As of the Agreement Date, the authorized capital stock of Trumbull consisted of 5,000,000 common shares, without a par value ("Trumbull Common"), of which 869,364 shares were issued and outstanding.

         On the date the Merger becomes effective (the "Effective Date"), each share of Trumbull then issued and outstanding, other than shares of Trumbull Common (i) held in treasury of Trumbull, (ii) held by Second Bancorp, (iii) held by any wholly-owned subsidiary of Second Bancorp or Trumbull or (iv) as to which the holder has commenced as of the Effective Date all procedures necessary through the Effective Date to assert dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio Revised Code ("Dissenting Shares"), shall be converted into 3.78 shares of Second Bancorp Common.

         Each share of Trumbull Common held (i) in the treasury of Trumbull,
(ii) by Second Bancorp or (iii) by any wholly-owned subsidiary of Second Bancorp or Trumbull immediately prior to the Effective Date of the Merger shall, by virtue of the Merger, be canceled and retired and all rights in the respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, and any amounts required by Section 1701.85 to be paid to any holder of Dissenting Shares shall be paid by Second Bancorp as the surviving corporation.

         Neither fractional shares nor scrip for fractional shares of Second Bancorp Common will be issued by Second Bancorp in the Merger. In lieu thereof, each holder of shares of Trumbull Common shall receive cash in an amount determined by multiplying the fractional share interest to which such holder otherwise would be entitled by the Corporation Closing Price, as defined by the Agreement, of a share of Second Bancorp Common on The Nasdaq National Market.

         As a condition precedent to the obligations of the parties under the Agreement, less than ten percent (10%) of the shares of Second Bancorp Common to be issued, in the aggregate, will be (i) subject to purchase as fractional shares, (ii) paid to any holder of Dissenting Shares and (iii) held by shareholders of Second Bancorp who have demanded payment of the appraised value of their shares of Second Bancorp Common under Section 1701.85 of the Ohio Revised Code in connection with the Merger.

         In connection with the Merger, the Officers' Certificates set forth the following representations:

         1. The Merger is being effected for bona fide business reasons.

         2. The fair market value of the shares of Second Bancorp Common to be received by the shareholders of Trumbull will be approximately equal to the fair market value of the shares of Trumbull Common exchanged therefor.


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         3. All the shares of Trumbull Common outstanding immediately prior to the Merger will be exchanged solely for shares of Second Bancorp Common, except for cash paid to dissenters or in lieu of fractional shares. To the best knowledge of the management of Trumbull, the shareholders of Trumbull have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of Second Bancorp Common received in the transaction to Second Bancorp or a person related to Second Bancorp that would reduce the Trumbull shareholders' ownership of Second Bancorp Common to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding stock of Trumbull as of the same date. For purposes of this representation, any shares of Trumbull Common surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Second Bancorp Common, will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by Trumbull, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of Trumbull Common by a person related to Trumbull, prior to and in connection with the Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, will be considered in making this representation.

         4. Neither Second Bancorp nor a related person has any plan or intention to reacquire any shares of Second Bancorp Common issued in the Merger other than to acquire a small amount of shares of Second Bancorp Common in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

         5. Second Bancorp has no plan or intention to sell or otherwise dispose of any of the assets of Trumbull acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         6. The liabilities of Trumbull assumed by Second Bancorp in the Merger and the liabilities to which the transferred assets of Trumbull are subject were incurred by Trumbull in the ordinary course of its business.

         7. Following the Merger, Second Bancorp or a related person will continue the historic business of Trumbull or use a significant portion of Trumbull's historic assets in a business.

         8. Second Bancorp, Trumbull and the shareholders of Trumbull will pay their respective expenses, if any, incurred in connection with the Merger.

         9. There is no intercorporate indebtedness existing between Trumbull and Second Bancorp that was issued, acquired, or will be settled at a discount.

         10. Neither Second Bancorp nor Trumbull is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         11. Trumbull is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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         12. The fair market value of the assets of Trumbull transferred to
Second Bancorp will equal or exceed the sum of the liabilities assumed by Second Bancorp plus the amount of the liabilities, if any, to which the transferred assets are subject.

         13. The payment of cash in lieu of fractional shares of Second Bancorp Common is solely for the purpose of avoiding the expense and the inconvenience to Second Bancorp of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the shareholders of Trumbull instead of issuing fractional shares of Second Bancorp Common will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Trumbull shareholders in exchange for their shares of Trumbull Common. The fractional share interests of each Trumbull shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full share of Second Bancorp Common.

         14. None of the compensation received by any shareholder-employees of Trumbull will be separate consideration for, or allocable to, any of their shares of Trumbull Common; none of the shares of Second Bancorp Common received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         15. The Merger will qualify as a statutory merger under the Ohio Revised Code.



                                   DISCUSSION
                                   ----------

         Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Ohio, the statutory requirement is satisfied. Moreover, Trumbull and Second Bancorp each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.


         In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the "Service") in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

         Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.


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         Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger because Second Bancorp's wholly-owned subsidiary, Second National, will continue the banking business indirectly conducted by Trumbull.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Regulations, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

         The Merger will satisfy the continuity of interest requirement. Second Bancorp has represented that all the shares of Trumbull Common outstanding immediately prior to the Merger will be exchanged solely for shares of Second Bancorp Common, except for cash paid to

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dissenters or in lieu of fractional shares. As a condition precedent to the obligations of the parties under the Agreement, such cash paid to dissenters, in lieu of fractional shares or to Second Bancorp shareholders who have demanded the appraised value of their shares of Second Bancorp Common will constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger. Second Bancorp has represented further that neither Second Bancorp nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any shares of Second Bancorp Common issued in the Merger, other than to acquire a small amount of shares of Second Bancorp Common in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). In addition, Trumbull has represented that neither Trumbull nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to Trumbull's stock for consideration other than stock of Trumbull (or in the case of a related person, for consideration other than stock of Trumbull or stock of Second Bancorp), that would cause a substantial part of the value of the proprietary interest in the acquired corporation not to be preserved.


         Even though the Merger qualifies as a tax-free reorganization under
Section 368(a)(1)(A) of the Code, Trumbull shareholders receive tax free only shares of Second Bancorp Common in accordance with Section 354 of the Code. Because Trumbull shareholders will be exchanging their stock for stock of Second Bancorp, both of which corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

         If a Trumbull shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Trumbull Common shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Trumbull Common shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Trumbull Common shares so redeemed. This gain or loss will be capital gain or loss if the shares of Trumbull Common were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Trumbull's current or accumulated earnings and profits.

         Under the tests of Section 302 of the Code, the redemption of a dissenting Trumbull shareholder's Trumbull Common generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in Second Bancorp under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under
Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Trumbull shareholder, it is necessary to consider the shares of Second Bancorp Common owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family

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or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Trumbull shareholder may be deemed to own constructively the shares of Second Bancorp Common held by persons who do not exercise dissenters' rights.

         Payment of cash to a Trumbull shareholder in lieu of fractional Second Bancorp Common shares will be treated as if such shares were distributed as part of the exchange and then redeemed by Second Bancorp. The payment received by a Trumbull shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code.

                                    OPINIONS
                                    --------

         Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:


         1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Trumbull and Second Bancorp each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Trumbull upon the transfer of its assets to Second Bancorp in exchange for shares of Second Bancorp Common and the assumption by Second Bancorp of the liabilities of Trumbull.

         3. No gain or loss will be recognized by Second Bancorp on the receipt of the assets of Trumbull in exchange for shares of Second Bancorp Common and the assumption by Second Bancorp of the liabilities of Trumbull.

         4. The basis of the assets of Trumbull in the hands of Second Bancorp will be the same as the basis of such assets in the hands of Trumbull immediately prior to the Merger.

         5. The holding period of the assets of Trumbull to be received by Second Bancorp will include the period during which the assets were held by Trumbull.

         6. No gain or loss will be recognized by the Trumbull shareholders upon the receipt of shares of Second Bancorp Common in exchange for their shares of Trumbull Common.

         7. The basis of the shares of Second Bancorp Common to be received by a Trumbull shareholder will be the same as the basis of the shares of Trumbull Common surrendered in exchange therefor.

         8. The holding period of the shares of Second Bancorp Common to be received by a Trumbull shareholder will include the period during which the shares of Trumbull Common surrendered in exchange therefor were held, provided the shares of Trumbull Common are a capital asset in the hands of the Trumbull shareholder at the time of the Merger.

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         9. If a Trumbull shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Trumbull Common, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Trumbull Common, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Trumbull Common so redeemed. This gain or loss will be capital gain or loss if the shares of Trumbull Common are held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Trumbull's current or accumulated earnings and profits.


         10. Payment of cash to a Trumbull shareholder in lieu of fractional Second Bancorp Common shares will be treated as if such fractional shares were distributed as part of the exchange and then redeemed by Second Bancorp. The payment received by a Trumbull shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.


                                      * * *

         Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

         Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Date, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

         The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.

                                           Respectfully,


                                           Vorys, Sater, Seymour and Pease LLP